Exhibit 16.1

Ernst & Young LLP 1775 Tysons Boulevard Tysons, VA 22102	Tel: 703 747 1000 ey.com

April 9, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 9, 2018, of CurrencyShares® Canadian Dollar Trust and are in agreement with the statements contained in the “Changes in Registrant’s Certifying Accountant” paragraphs in section (a) on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

A member firm of Ernst & Young Global Limited